Exhibit (c)(11)

 STRICTLY PRIVATE & CONFIDENTIAL     Sources    Uses   Rolled Equity in Ignite (14.9mm shares) Nova Cash on Balance SheetIgnite Cash on Balance Sheet New RevolverNew First Lien Term Loan  $ 63422269- 1,474  Purchase Ignite Equity (43.4mm FD shares) Paydown Nova DebtPaydown Ignite Debt Fees and Expenses Cash to Balance Sheet  $ 1,84611426475100  Total Sources $ 2,399  Total Uses $ 2,399                   Leverage Multiple     Status Quo  Txn. Adj.  Pro Forma  IgniteStandalone  Ignite +Nova  Coupon  Maturity  Cash  $ 22  $ 78  $ 100          Revolver  36  (36)  0      L + 1.25 %  Aug-23  Private Placement  29  (29)  0      L + 1.25 %  Aug-23  Term Loan  50  (50)  0          Capital Leases  1  0  1          New Revolver  0  0  0      L + 3.25%  5 years  New TLB  0  1,474  1,474      L + 3.25%  7 years  Total Debt  $ 116    $ 1,476  6.0 x  4.6 x                                      LTM Adj. EBITDA (as of 30-Jun-2019)        $ 246  $ 324                      LTM CapEx (as of 30-Jun-2019)        $ 135  $ 153                      LTM Adj. EBITDA - CapEx (as of 30-Jun-2019)        $ 111  $ 171      Pro Forma Leverage Overview  Nova + Ignite || $42.50 / Ignite Share || $2.4bn Financing Need($ in millions)  Note: Assumes PF EBITDA of $324mm as of transaction close (30-Jun-2019) which includes cash distributions from equity investments (~30mm per year). Equity value based on fully diluted shares outstanding of 43,428,442 (consisting of 23,776,923 Class A shares, 19,644,069 Class B shares, and 18,792 options with a weighted-average strike price of $25.65 per Ignite’s FY2018 10K); assumes restricted stock awards of 367,895 per Ignite’s FY2018 10K are included in the basic share count and Family roll of 14,919,745 shares (which assumes buyout of 3,488,550 shares held by Brian France for cash). Assumes $100mm in minimum cash and $75mm fees and expenses.1
 International Speedway Corp.NASCAR Offer Analysis  March 21, 2019CONFIDENTIAL SETTLEMENT MATERIALS

 Discussion Agenda    Overview of NASCAR OfferOffer Basis Depressed / Premium OverstatedPositive Factors for ISC OperationsExtremely loyal and engaged fan baseHistorical broadcast agreements offer more potential upside for ISCExploring new revenue streamsSignificant investments upgrading and diversifying propertiesValuation Sensitivities Based on DBO DCF Base Case Model  CONFIDENTIAL SETTLEMENT MATERIALS  2

 Overview of NASCAR Offer    CONFIDENTIAL SETTLEMENT MATERIALS  3

 Overview of NASCAR Offer  Proposal to acquire all ISC Class A and Class B common stock for $42.00 per share, in cashNASCAR subsequently increased offer to $43.50/shareSpecial Committee current counteroffer of $48.00/shareLimited to shares not owned by the controlling shareholders of NASCAR (“Family Stockholders”)Family Stockholders intend to combine NASCAR and ISCTake combined entity privatePossibly seek minority investorsGoldman Sachs “highly confident” it can arrange 100% of the required financingSubject to approval of the ISC’s Board of Directors, as well as a majority of the aggregate voting power represented by the targeted shares voting as a single classFamily Stockholders “would not expect…to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving [ISC]”    CONFIDENTIAL SETTLEMENT MATERIALS  4

 Offer Basis Depressed/Premium Overstated    CONFIDENTIAL SETTLEMENT MATERIALS  5

 Offer Premium is Low  Offer Letter states the $42.00 per share offer price “represents a premium of 14%to the 30-day volume-weighted average price per share of $36.91.”However, the ISCA closing price immediately prior to the offer’s announcement was $39.06—thus the true premium to market offered was 7.5%NASCAR updated offer of $43.50/share reflects a premium of 11.4%Special Committee’s counteroffer of $48.00/share reflects a premium of 22.9%Morningstar’s equity analysts indicated NASCAR’s original offer at 11x EV/EBTIDA was “generally lower than the multiples we have seen offered on recent acquisitions...” -Morningstar Equity Research (11/11/2018)One reason for the “depressed offer”—with France family behind the offer and owners of NASCAR, “the impetus to pay a significant premium is low”    CONFIDENTIAL SETTLEMENT MATERIALS  6

 Equity Analysts Anticipate a Higher Offer  As a result of the low offer, Morningstar anticipated a delayed formal bidCiting ISC’s formation of a special committee of independent directors, Morningstar stated that “…this alone could push the share price offered modestly higher to complete the deal, representing closer to a midteen EV/EBITDA range that has recently been paid for other consumer discretionary companies…”Special Committee’s counteroffer of $48.00/share is equivalent to 12x-13x EV/EBITDA, below the “midteens”    CONFIDENTIAL SETTLEMENT MATERIALS  7

 Positive Factors for ISC Operations    CONFIDENTIAL SETTLEMENT MATERIALS  8

 Factors Supporting a Higher Offer  Extremely loyal and engaged NASCAR fan base offers higher value per viewer than other sportsBroadcast arrangements for other sports signal more potential for ISC when contract is renewed in 2025No evidence of correlation between recent attendance/viewership trend and value of new broadcast contractsBundling of sponsorship arrangementsExploration and development of new revenue streamsRevenue and earnings growth from already upgraded and diversified facilities not yet fully realized    CONFIDENTIAL SETTLEMENT MATERIALS  9

 NASCAR Value to Advertisers  NASCAR fans are described as the most loyal, active, and engaged fan base in sports -NASCAR Presentation (January 22, 2016)Fan loyalty to the sport—and particularly its sponsors— translates into added value to advertisersIncreased appeal to advertisers provides broadcast partners with a strong negotiating position when selling commercial time and related advertising    CONFIDENTIAL SETTLEMENT MATERIALS  10

                                                       85%  69%  66%  72%  71%  64%  52% 52%  56% 54% 54%  55% 52% 51%  58% 58%  49%  45%  48% 47%  Consider Trying            NFL  CONFIDENTIAL SETTLEMENT MATERIALS  11  Important to Be Aware Consciously Support RecommendSource: Chart based on NASCAR Presentation underlying data (January 22, 2016)  NASCAR Value to Advertisers  Fan Support for Official SponsorsNASCAR NBA NHL MLB

   NASCAR Value to Advertisers                              52%  45%  53%  42%  38%  I appreciate what a sponsor provides to the NASCAR experience  I feel loyal to NASCAR sponsors and purchase their products/services because of their involvement in the sport  If I’m unfamiliar with a new NASCAR sponsor, I seek out information about them        Proportion of NASCAR Fan Agreement with Each StatementNASCAR Fan Avid NASCAR Fan Casual NASCAR Fan89%81%74%63%  CONFIDENTIAL SETTLEMENT MATERIALS  12  Source: NASCAR Presentation (January 22, 2016)

 NASCAR Value to Advertisers  In addition to the negotiating leverage provided by NASCAR fans resonating with sponsors and advertisers, previous contract renewals for NASCAR and other sports suggest a potential for higher broadcast-related revenuesSignificant factor in ISC value: 2025 renewal of broadcast agreements    CONFIDENTIAL SETTLEMENT MATERIALS  13

 Previous Broadcast Agreement Renewals      Source: DBO Presentation (January 21, 2019)  CONFIDENTIAL SETTLEMENT MATERIALS  14

 Previous Broadcast Agreement Renewals  Despite general declines in viewership (with exception of MLB 2.4x renewal), broadcast agreement values are generally increasingChange in each contract’s annual value over the prior contract’s annual value:Median: 1.4x, or 40% increaseAverage: 1.6x, or 60% increase -DBO Presentation (1/21/19), p. 31No evidence of correlation between recent attendance/viewership declines and change in contract value    CONFIDENTIAL SETTLEMENT MATERIALS  15

 CONFIDENTIAL SETTLEMENT MATERIALS  Major Sport Contract Renegotiation    16

 Previous Broadcast Agreement Renewals  NASCAR secured a 30% increase for its 2015 contract despite viewership declinesFactors influencing the increase:Bidding by nascent sports TV networks—Fox Sports 1 and NBC Sports Network—looking to compete with ESPN -Sporting News (8/15/13)FS1 and NBCSN looking to increase subscription base and feesNASCAR offered compelling live product with significant amount of programming content and engaged fan baseNegotiation context for 2025 is unclear, but the central tendency of the data more consistent with the upside case    CONFIDENTIAL SETTLEMENT MATERIALS  17

 Probable Changes in the Negotiating Context for TV and other Media Deals    Growth in mobile viewershipForbes reports in 2018 that year-over-year, social engagements online increased 12%, while video views saw a 44% increase –Forbes (2/21/2018)Increasing flexibility of dealsAn ever increasing flexibility of TV deals to package online programming and streaming with TV broadcasting to accommodate the shift away from TV to online consumption may drive the value of a new contract up –Sports Media Watch (4/15/2017)Competition from Streaming ServicesIn 2018, Forbes reported that the value of rights to televise live sporting events has been spiraling upward due to streaming video companies joining the negotiations -Forbes (1/16/2018)NASCAR’s 2015 deal was positively impacted by competition between cable sports networks; competition with streaming services in the future may similarly drive up pricesSimilar to the NBA deal in 2016, packaging the rights to stream the sport online with a TV deal may also drive up the value of a new contract –Sports Media Watch (4/15/2017)Bundling of sponsorshipsNASCAR announced in 2018 that they are considering bundling top sponsorships with racetrack sponsorships and potential TV advertising buys in order to streamline sponsorship arrangements –NASCAR (4/10/2018)  CONFIDENTIAL SETTLEMENT MATERIALS  18

 Valuation SensitivitiesBased on DBO DCF Base Case Model    CONFIDENTIAL SETTLEMENT MATERIALS  19

 DCF Scenarios    ISC Management developed projections under three scenarios for the 2025 broadcast agreement renewal40% increase from 2015 contract valueReset to 2015 contract value25% discount to 2015 contract valueDBO developed a DCF model concerning the “reset to 2015 contract value”—i.e., “Base Case”DBO’s materials reviewed to date have not included a DCF model for ISC management’s upside scenario or explicitly included new revenue streams  CONFIDENTIAL SETTLEMENT MATERIALS  20

 ISC Earns a High Margin on TV Revenue    NASCAR contracts directly with certain network providers for television rights to the entire Monster Energy NASCAR Cup, Xfinity and Gander Outdoors Truck Series schedules. Event promoters share in the television rights fees in accordance with the provision of the sanction agreement for each NASCAR Cup, Xfinity and Gander Outdoors Truck Series event. Under the terms of this arrangement, NASCAR retains 10.0 percent of the gross broadcast rights fees allocated to each Monster Energy NASCAR Cup, Xfinity and Gander Outdoors Truck Series event as a component of its sanction fees. We, as the promoter, record 90.0 percent of the gross broadcast rights fees as revenue and then record 25.0 percent of the gross broadcast rights fees as part of its awards to the competitors. Ultimately, the promoter retains 65.0 percent of the net cash proceeds from the gross broadcast rights fees allocated to the event. -ISC Form 10-K (2018)ISC’s 65% cash proceeds out of 90% of gross broadcast fees implies a 72.2% profit margin  CONFIDENTIAL SETTLEMENT MATERIALS  21

 DCF Scenarios    Scenarios  Adjustments to Base Case  “Base Case”  - N/A (DBO DCF of ISC Mgmt. projections based on contract value reset to 2015)  ISC Mgmt. Upside  40% increase to 2015 broadcast contract valueMaintain Base Case revenue growth rates for 2026E-2030E72.2% Profit margin on incremental broadcast revenues25.0% tax rate on incremental broadcast revenues  CONFIDENTIAL SETTLEMENT MATERIALS  22

   DCF Scenario Results    Note: Ranges based on WACC/Exit Multiple assumptions utilized by DBO. DBO Presentation (January 31, 2019)  CONFIDENTIAL SETTLEMENT MATERIALS  23

 New and Potential Revenue Streams  ISC Management is assessing opportunities for new revenue streams not currently included in projectionsGambling-related revenue an area of potential growthDirect impact via revenues from revenue sharing arrangements with betting operatorsIndirect impact via increased fan engagement and potential to attract additional fans    CONFIDENTIAL SETTLEMENT MATERIALS  24

 New and Potential Revenue Streams  On-Site and Mobile Sports BettingRevenue and data licensesNASCAR 2017 revamped Fantasy can increase fan engagementCapturing younger viewersNumber of players more than doubled in 2018 according to Tim Clark, vice president of digital media at NASCAR –The Comeback (3/7/2019)According to the FSTA, 64% of Fantasy sports players say they are watching more live sports because of Fantasy –FSTA (demographic information through 2017)NASCAR online streaming serviceAdditional platform for ad salesNBC reported that 1.2 million unique devices streamed NASCAR coverage over the second half of the 2018 season, which represented an 11% increase from 2017 –Forbesciting NBC data (3/1/2019)    CONFIDENTIAL SETTLEMENT MATERIALS  25

 On-Site and Mobile Sports Betting  DBO indicates revenue growth from on-site and mobile sports betting is not reflected in ISC Management projections -DBO Presentation (1/31/19), p. 18NASCAR betting poised for growthSports fans more accustomed to gambling in recent years with 6 in 10 Americans approving of sports gambling –NationalResearch Group (6/11/2018)On-site betting debuted in Fall 2018 at Dover International Speedway—poised for future growth and fan engagement–The Associated Press (10/7/2018)Formula One entered a $100MM deal to sell betting sponsorships –Financial Times (9/17/2018)NASCAR’s traditionally older demographic places more emphasis on on-site bettingNASCAR has the opportunity to license data from their races to be distributed to only specific bookmakers.The NBA currently has a deal with Sportradar that only licenses data to be distributed to licensed bookmakers, with officials entering second-by-second statistics on the sidelines of games. –Bloomberg (11/28/2018)According to Bloomberg, a similar deal between the NBA and Sportradar closed at $250 million in 2016 for data to be licensed to only overseas markets –Bloomberg (8/12/2016)    CONFIDENTIAL SETTLEMENT MATERIALS  26

 CONFIDENTIAL SETTLEMENT MATERIALS  Growth in Gambling Prior to Federal Legalization    27

 Continued Growth in Gambling        CAGR from 2018-2023:48.3%  CONFIDENTIAL SETTLEMENT MATERIALS  28

 DCF Gambling Revenue Assumptions  Dollar amount of 2018 car racing bets placed at Dover International SpeedwayEstimated Percentage Paid to NASCARBased on NBA/MLB gambling-related revenue as % of dollar amount bet in 2017Number of NASCAR events per yearIncrease estimated gambling revenues at expected growth rate for all sports gambling revenuesRevenues from gambling in 2030 terminal year: $16.4MMPotential revenue from licensing data is not included    CONFIDENTIAL SETTLEMENT MATERIALS  29

 DCF Scenarios    Scenarios  Adjustments to Base Case  “Base Case”  - N/A (DBO DCF of ISC Mgmt. projections based on contract value reset to 2015)  Base Case + Gambling Revenue  Add estimated gambling-related revenue for 2019-2030EMaintain Base Case EBITDA, Net Income, and Cash from Ops. margins  ISC Mgmt. Upside  40% increase to 2015 broadcast contract valueMaintain Base Case revenue growth rates for 2026E-2030E72.2% Profit margin on incremental broadcast revenues25.0% tax rate on incremental broadcast revenues  ISC Mgmt.Upside + Gambling Revenue  Same as ISC Mgmt. Upside scenarioAdd estimated gambling-related revenue for 2019-2030EMaintain Base Case EBITDA, Net Income, and Cash from Ops. margins  CONFIDENTIAL SETTLEMENT MATERIALS  30

 CONFIDENTIAL SETTLEMENT MATERIALS    DCF Scenario Results  31    Note: Ranges based on WACC/Exit Multiple assumptions utilized by DBO. DBO Presentation (January 31, 2019)

 ISC Investments Upgrading Properties  Aside from broadcast and gambling revenues, ISC has invested considerable funds upgrading its racetracks and associated propertiesOperations resulting from these investments are not yet stabilizedReturn from these investments is not yet fully realizedTo the extent diversification of ISC operations yields higher returns than expected, the implied value of ISC would increase    CONFIDENTIAL SETTLEMENT MATERIALS  32

 Conclusion    The DCF models demonstrate that the value of ISC is extremely sensitive to the terms of the 2025 renewal.Based on the data and analysis performed to date, we are not convinced the base case  CONFIDENTIAL SETTLEMENT MATERIALS  33  should receive any more weight than management’s upside case. The central tendency of  the renewal data is more in line with management’s upside case and suggests a DCF value  near $59 per share. Management’s downside case falls outside of all the renewal data  reviewed and received very low weight in our evaluation.  None of the other valuation metrics address the potential benefit of a favorable 2025contract renewal (because they fail to address the increase in company-wide margin that would result).We are therefore not yet convinced that a transaction price less than $48.50 (the midpoint  of the DCF value from management’s base case and upside case) would represent fair  value. This still explicitly excludes revenue from betting and any other new sources.We are open to suggestions and ideas from the Special Committee and their advisors.

 Appendices    CONFIDENTIAL SETTLEMENT MATERIALS  34

 Appendices – DBO “Base Case” DCF      CONFIDENTIAL SETTLEMENT MATERIALS  35

 Appendices – DBO “Base Case” DCF      CONFIDENTIAL SETTLEMENT MATERIALS  36

 Appendices – ISC Mgmt. Upside Case     Historical Projections Terminal   CONFIDENTIAL SETTLEMENT MATERIALS  37  FYE 11/30, $MM  2017A  2018A  '19E Stub  2020E  2021E  2022E  2023E  2024E  2025E  2026E  2027E  2028E  2029E  2030E  Revenue  $671  $675  $353  $729  $746  $764  $777  $798  $808  $823  $840  $858  $878  $899  % Growth    0.6%    3.3%  2.3%  2.4%  1.7%  2.7%  1.3%  1.8%  2.1%  2.2%  2.4%  2.3%  Adj. EBITDA  $241  $231  $125  $260  $267  $274  $277  $285  $323  $330  $339  $348  $357  $368  % Margin  35.9%  34.2%  35.4%  35.7%  35.8%  35.9%  35.6%  35.7%  40.0%  40.2%  40.4%  40.5%  40.7%  40.9%  Net Income  $72  $82  $47  $102  $108  $112  $117  $124  $153  $161  $169  $178  $187  $199  % Margin  10.7%  12.1%  13.3%  14.0%  14.5%  14.7%  15.1%  15.5%  19.0%  19.5%  20.2%  20.8%  21.3%  22.1%  Cash from Ops.  $186  $202  $89  $182  $187  $192  $193  $195  $219  $222  $225  $231  $240  $247  % Margin  27.7%  29.9%  25.2%  25.0%  25.1%  25.1%  24.8%  24.4%  27.1%  27.0%  26.8%  26.9%  27.3%  27.5%  Less: Cap Ex  $147  $144  $53  $74  $76  $91  $91  $91  $90  $90  $90  $90  $90  $89  % Rev. 21.9% 21.3% 15.0%        10.2%  10.2%  11.9%  11.7%  11.4%  11.1%  10.9%  10.7%  10.5%  10.2%  9.9%  Plus: Distrib. $25.5 $26.6 $13.0        $26.3  $26.5  $26.8  $27.1  $27.3  $27.6  $27.9  $28.2  $28.4  $28.7   $29.0   Free Cash Flow  $65  $85  $49  $134  $138  $128  $129  $131  $157  $160  $164  $169  $179  $187  % Margin  9.6%  12.5%  13.9%  18.4%  18.4%  16.7%  16.6%  16.5%  19.4%  19.4%  19.5%  19.8%  20.3%  20.8%  PV of Free Cash Flows    $47    $119  $112  $95  $89  $83  $91  $85  $80  $77  $74    Sum of Discounted Cash Flows                          $952

 Appendices – ISC Mgmt. Upside Case    Illustrative Base Case Valuation @ 20.0x P/E    Terminal Year 2030E Net Income  $199  Terminal Year 2030E Exit Multiple  20.0  Terminal Value  $3,976  PV of Terminal Value  $1,656  % of Equity Value  63.5%  Sum of Discounted Cash Flows  $952  % of Equity Value  36.5%  Implied Equity Value  $2,609  Shares Outstanding (MM) (Implied from DBO)  44.5  Implied Share Price  $58.62  CONFIDENTIAL SETTLEMENT MATERIALS  38  WACC  NTM P/E Exit Multiple    8.00%  8.50%  8.70%  9.00%  19.0  $60.00  $57.67  $56.76  $55.44  19.5  $61.00  $58.61  $57.69  $56.35  20.0  $61.99  $59.56  $58.62  $57.25  20.5  $62.99  $60.51  $59.55  $58.15  21.0  $63.98  $61.46  $60.48  $59.06  21.5  $64.98  $62.41  $61.41  $59.96  22.0  $65.98  $63.36  $62.35  $60.86

 Appendices – Base Case w/Gambling     Historical Projections Terminal   CONFIDENTIAL SETTLEMENT MATERIALS  39  FYE 11/30, $MM  2017A  2018A  '19E Stub  2020E  2021E  2022E  2023E  2024E  2025E  2026E  2027E  2028E  2029E  2030E  Revenue  $671  $675  $355  $732  $750  $768  $782  $804  $676  $689  $705  $722  $741  $760  % Growth    0.6%    3.0%  2.5%  2.5%  1.8%  2.8%  -15.9%  2.0%  2.3%  2.4%  2.7%  2.6%  Adj. EBITDA  $241  $231  $126  $261  $268  $276  $279  $287  $225  $231  $238  $245  $253  $262  % Margin  35.9%  34.2%  35.4%  35.7%  35.8%  35.9%  35.6%  35.7%  33.3%  33.5%  33.8%  33.9%  34.1%  34.4%  Net Income  $72  $82  $47  $102  $109  $113  $118  $125  $79  $85  $92  $100  $107  $118  % Margin  10.7%  12.1%  13.3%  14.0%  14.5%  14.7%  15.1%  15.5%  11.7%  12.3%  13.1%  13.8%  14.4%  15.5%  Cash from Ops.  $186  $202  $90  $183  $188  $193  $194  $196  $146  $147  $149  $153  $161  $167  % Margin  27.7%  29.9%  25.2%  25.0%  25.1%  25.1%  24.8%  24.4%  21.5%  21.3%  21.2%  21.3%  21.7%  21.9%  Less: Cap Ex  $147  $144  $53  $74  $76  $91  $91  $91  $90  $90  $90  $90  $90  $89  % Rev. 21.9% 21.3% 14.9%        10.1%  10.1%  11.8%  11.6%  11.3%  13.3%  13.1%  12.8%  12.5%  12.1%  11.7%  Plus: Distrib. $25.5 $26.6 $13.0        $26.3  $26.5  $26.8  $27.1  $27.3  $27.6  $27.9  $28.2  $28.4  $28.7   $29.0   Free Cash Flow  $65  $85  $50  $135  $138  $129  $130  $133  $83  $85  $87  $92  $100  $107  % Margin  9.6%  12.5%  13.9%  18.4%  18.5%  16.8%  16.7%  16.5%  12.3%  12.3%  12.4%  12.7%  13.5%  14.0%  PV of Free Cash Flows    $48    $119  $112  $96  $90  $84  $48  $45  $43  $42  $42  $41  Sum of Discounted Cash Flows                          $768

 Appendices – Base Case w/Gambling    Illustrative Base Case Valuation @ 20.0x P/E    Terminal Year 2030E Net Income  $118  Terminal Year 2030E Exit Multiple  20.0  Terminal Value  $2,351  PV of Terminal Value  $979  % of Equity Value  56.0%  Sum of Discounted Cash Flows  $768  % of Equity Value  44.0%  Implied Equity Value  $1,747  Shares Outstanding (MM) (Implied from DBO)  44.5  Implied Share Price  $39.27  CONFIDENTIAL SETTLEMENT MATERIALS  40  WACC  NTM P/E Exit Multiple    8.00%  8.50%  8.70%  9.00%  19.0  $40.16  $38.73  $38.17  $37.36  19.5  $40.75  $39.29  $38.72  $37.89  20.0  $41.34  $39.85  $39.27  $38.43  20.5  $41.93  $40.41  $39.82  $38.96  21.0  $42.52  $40.97  $40.37  $39.49  21.5  $43.11  $41.53  $40.92  $40.03  22.0  $43.69  $42.09  $41.47  $40.56

 Appendices – ISC Mgmt. Upside Case w/Gambling     Historical Projections Terminal   CONFIDENTIAL SETTLEMENT MATERIALS  41  FYE 11/30, $MM  2017A  2018A  '19E Stub  2020E  2021E  2022E  2023E  2024E  2025E  2026E  2027E  2028E  2029E  2030E  Revenue  $671  $675  $355  $732  $750  $768  $782  $804  $815  $831  $849  $869  $892  $915  % Growth    0.6%    3.0%  2.5%  2.5%  1.8%  2.8%  1.4%  1.9%  2.2%  2.3%  2.6%  2.6%  Adj. EBITDA  $241  $231  $126  $261  $268  $276  $279  $287  $326  $333  $343  $352  $362  $373  % Margin  35.9%  34.2%  35.4%  35.7%  35.8%  35.9%  35.6%  35.7%  40.0%  40.1%  40.3%  40.4%  40.6%  40.8%  Net Income  $72  $82  $47  $102  $109  $113  $118  $125  $154  $162  $171  $180  $189  $201  % Margin  10.7%  12.1%  13.3%  14.0%  14.5%  14.7%  15.1%  15.5%  18.9%  19.5%  20.1%  20.7%  21.2%  22.0%  Cash from Ops.  $186  $202  $90  $183  $188  $193  $194  $196  $221  $224  $227  $233  $243  $250  % Margin  27.7%  29.9%  25.2%  25.0%  25.1%  25.1%  24.8%  24.4%  27.1%  26.9%  26.8%  26.9%  27.2%  27.4%  Less: Cap Ex  $147  $144  $53  $74  $76  $91  $91  $91  $90  $90  $90  $90  $90  $89  % Rev. 21.9% 21.3% 14.9%        10.1%  10.1%  11.8%  11.6%  11.3%  11.0%  10.8%  10.6%  10.4%  10.1%  9.7%  Plus: Distrib. $25.5 $26.6 $13.0        $26.3  $26.5  $26.8  $27.1  $27.3  $27.6  $27.9  $28.2  $28.4  $28.7   $29.0   Free Cash Flow  $65  $85  $50  $135  $138  $129  $130  $133  $158  $161  $166  $172  $182  $190  % Margin  9.6%  12.5%  13.9%  18.4%  18.5%  16.8%  16.7%  16.5%  19.4%  19.4%  19.5%  19.8%  20.4%  20.8%  PV of Free Cash Flows    $48    $119  $112  $96  $90  $84  $92  $86  $81  $78  $76    Sum of Discounted Cash Flows                          $962

 Appendices – ISC Mgmt. Upside Case w/Gambling    Illustrative Base Case Valuation @ 20.0x P/E    Terminal Year 2030E Net Income  $201  Terminal Year 2030E Exit Multiple  20.0  Terminal Value  $4,027  PV of Terminal Value  $1,677  % of Equity Value  63.5%  Sum of Discounted Cash Flows  $962  % of Equity Value  36.5%  Implied Equity Value  $2,639  Shares Outstanding (MM) (Implied from DBO)  44.5  Implied Share Price  $59.32  CONFIDENTIAL SETTLEMENT MATERIALS  42  WACC  NTM P/E Exit Multiple    8.00%  8.50%  8.70%  9.00%  19.0  $60.71  $58.35  $57.43  $56.09  19.5  $61.72  $59.31  $58.37  $57.01  20.0  $62.73  $60.27  $59.32  $57.92  20.5  $63.74  $61.23  $60.26  $58.84  21.0  $64.74  $62.19  $61.20  $59.76  21.5  $65.75  $63.15  $62.14  $60.67  22.0  $66.76  $64.11  $63.09  $61.59